Exhibit 99.1

      GenCorp Announces the Receipt of a Commitment Letter for a Syndicated
                      $175 Million Secured Credit Facility

    SACRAMENTO, Calif., Nov. 8 /PRNewswire-FirstCall/ -- GenCorp Inc. ("GenCorp") (NYSE: GY) announced today that it has received a commitment letter from Wachovia Bank, National Association for a syndicated $175 million secured credit facility that will replace its current credit facility. The revolving credit facility portion of the facility is anticipated to be $75 million and to mature five years from the closing date of the facility. The $100 million credit-linked portion of the secured credit facility is anticipated to consist of a six-year $25 million term loan subfacility and a six-year $75 million letter of credit subfacility. The maturity dates may be accelerated to January 2007 if the Company's 5 3/4% convertible subordinated notes remain outstanding at that time.
    The facility will be secured by a first priority pledge of the capital stock of certain of the Company's subsidiaries and substantially all of its tangible and intangible assets. In addition, the Company's material domestic subsidiaries will unconditionally guarantee its obligations under the facility.
    The consummation of the new credit facility is subject to a number of terms and conditions, including the closing of the Company's announced common stock offering, negotiation of definitive loan documents and satisfactory completion of due diligence. Because the definitive loan documentation is subject to negotiation and subsequent syndication, the final terms, conditions and covenants of the new credit facility may differ from those described herein.

    About GenCorp
    GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

    Forward-Looking Statements
    This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time to time in GenCorp's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine GenCorp's future results are beyond the ability of GenCorp to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. GenCorp undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  GenCorp Inc.
    -0-                             11/08/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or press, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Web site:  http://www.gencorp.com/
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  ARO RLT
SU:  ACC